Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Enveric Biosciences, Inc. on Form S-8 of our report dated December 7, 2021 relating to the financial statements of MagicMed Industries Inc., appearing in the Current Report on Form 8-K of Enveric Biosciences, Inc., dated December 30, 2021.

/s/ Zeifmans LLP

Zeifmans LLP Chartered Professional Accountants
Toronto, Ontario, Canada
January 20, 2023